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                                                                   Exhibit 5.1

       [Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]


                                                              March 20, 2002

EPIX Medical, Inc.
71 Rogers Street
Cambridge, Massachusetts 02142

Ladies and Gentlemen:

     We have acted as counsel to EPIX Medical, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Securities Act"), 5,000,000 shares of its common stock (the "Common Stock"). The 5,000,000 shares of Common Stock covered by the Registration Statement are being sold by the Company. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws; certain records of the corporate proceedings of the Company and other documents that we deemed necessary to render this opinion; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Common Stock, when (i) specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof (the "Authorizing Resolutions"), (ii) the Registration Statement has become effective under the Securities Act, (iii) the terms of the sale of the Common stock have been duly established in conformity with the Company's Restated Certificate of Incorporation and Amended and Restated By-laws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdictions over the Company, (iv) the Common Stock has been issued and sold as contemplated by the Registration Statement, and (v) the Company has received the consideration provided for in the Authorizing Resolutions, the Common Stock will be validly issued, fully paid and nonassessable.

     Our opinion is limited to federal law and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Common Stock under the securities or blue sky laws of any state or any foreign jurisdiction. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement and in any abbreviated registration statement pursuant to Rule 462(b).

                                        Very truly yours,

                                        /s/ Mintz, Levin, Cohn, Ferris, Glovsky
                                        and Popeo, P.C.

                                        Mintz, Levin, Cohn, Ferris, Glovsky
                                        and Popeo, P.C.